Exhibit 10.20

EXECUTION VERSION

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Agreement”) is entered into this 18th day of July, 2018 by and between Akari Therapeutics, Plc. (the “Company”) on behalf of itself and its past and/or present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities, predecessors, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, whether acting as agents for the Company or in their individual capacities; and David Horn Solomon (the “Executive”).

WHEREAS, the Executive was employed as the Chief Executive Officer of the Company pursuant to an employment agreement entered into between the Executive and the Company, dated August 18, 2017, as amended on September 14, 2017 (the “Employment Agreement”); and

WHEREAS, the Executive has resigned his employment with the Company;

WHEREAS, the Company and the Executive desire to reach an amicable resolution as regards Executive’s departure from the Company;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, the Executive and the Company, intending to be legally bound, agree as follows:

1.       Termination.

1.1.        The Executive’s employment with the Company and all position(s) as an officer, employee, manager, member of the Board of Directors, and in any other capacity with the Company and each of its affiliates (including, without limitation, his position as Chief Executive Officer of the Company) terminated by reason of Executive’s resignation on May 8, 2018 (the “Separation Date”), and all benefits and perquisites of employment shall cease as of the Separation Date (except as otherwise specifically provided herein). Executive shall execute any documentation necessary to effectuate the termination of his positions as required by the Company.

1.2.        The Employment Agreement shall terminate as of the Separation Date; provided, however, that the parties acknowledge and agree that Sections 3(j), 5, 6, and 7 of the Employment Agreement are hereby incorporated by reference and shall continue to apply in accordance with their terms. For the avoidance of doubt, Executive reaffirms his obligations under the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement executed by Executive as Exhibit C of the Employment Agreement (the “Confidentiality Agreement”), and waives and agrees not to assert any defense to the enforcement of any provision therein, including without limitation those based on an assertion or allegation that Executive’s resignation was involuntary or constituted a constructive discharge.

EXECUTION VERSION

1.3.        The Executive acknowledges and agrees that, to the extent unpaid, he is entitled to receive and shall receive the Accrued Obligations (as defined in the Employment Agreement). The Executive acknowledges and agrees that, except as stated in this Agreement, he is not entitled to any further payments or benefits from the Company, whether in connection with his employment or otherwise. The obligations assumed by the Company in Section 2 of this Agreement reflect consideration provided to Executive over and above anything of value to which Executive already is entitled, and Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to him and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Agreement, whether written, oral, express or implied.

1.4.        Employee acknowledges that the provisions of Section 3(j)(viii)(B) and (C) of the Employment Agreement remain enforceable in accordance with the terms thereof, and reaffirms that any payments due to the Company from Executive pursuant to such sections shall remain payable as provided therein; provided, however, that the parties agree that the payment required under Section 3(j)(viii)(B) for the remainder of the lease stated therein, which is $ 18,750, shall be payable at the same time, as part of, and on the same conditions as the Separation Consideration below. To effectuate the provisions of Section 3(j)(viii)(C), the Executive shall, within ten days of the Effective Date, deliver a letter to the landlord, cc’d to the Company, instructing the landlord to supply any security deposit directly to the Company.

1.5.        In accordance with the terms of the Akari Therapeutics, PLC Amended and Restated 2014 Equity Incentive Plan (the “Plan”) and the stock options granted to Executive thereunder (the “Options”), 26,000,000 Options were unvested as of the Separation Date and shall be forfeited immediately upon the Separation Date with no compensation or other payment due to Executive. The Options shall be governed by the Plan and the grant documents thereunder.

1.6.        Executive represents that as of the date of this Agreement, he has returned to the Company all property of the Company or any of its affiliates and all other items containing confidential or proprietary information regarding the Company or any of its affiliates in his possession or under his control and has not retained any copies of any of the foregoing. Executive also represents and warrants that he has not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media, in the “cloud,” or otherwise), and that Executive will disclose to the Company all passwords necessary or desirable to enable the Company to access all Company information which Executive has password-protected on any of its computer equipment or on its computer network or system. Unless instructed by the Company consistent with his obligations to ensure a smooth transition of Executive’s roles, Executive will not attempt to access and will not access the Company’s physical premises or any electronic system maintained by the Company or its affiliates (whether or not such system is owned or employed by the Company pursuant to contract or otherwise).

2.       Separation Consideration. Provided that the Executive executes this Agreement within twenty-one days of July 6, 2018, does not revoke this Agreement as provided herein, and fully complies with its terms, the Company shall enter into the promissory note in a form attached as Exhibit A herein (the “Note”) (such consideration, the “Separation Consideration”). The Company agrees that the Note, once entered, shall be in full satisfaction of any amounts owed by Executive to the Company as of the Termination Date pursuant to charges incurred during his employment as more specifically stated in the Company’s Form 6-K dated May 11, 2018, and amounts payable pursuant to his Employment Agreement (as amended) as stated in Section 1.4, above. Executive specifically acknowledges and agrees that but for signing this Agreement and the consideration thereunder, including without limitation Section 3, the Executive would not be entitled to receive the Separation Consideration. The Executive further acknowledges and agrees that provision of the Separation Consideration shall be conditioned upon the Executive’s compliance with his obligations under this Agreement, inclusive of, for the sake of clarity, the Confidentiality Agreement.

EXECUTION VERSION

2.1       If previously enrolled in the Company’s health and welfare plans, Executive and any eligible dependents will be eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) for coverage effective on the Separation Date. Details about specific plan coverages, electing COBRA coverage, premium rates, conversion and distribution eligibility will be provided separately.

2.2        Provided that the Executive executes this Agreement within twenty-one days of July 6, 2018, does not revoke this Agreement as provided herein, and fully complies with its terms, as reimbursement for Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, the Company shall, upon evidence of payment by Executive to Outten & Golden LLP in a form acceptable to the Company, reimburse the Executive up to $5,000. Such reimbursement shall be made within thirty days after such evidence is presented.

3.       Release. In exchange for the Separation Consideration, Executive hereby releases and discharges the Company and any of its Affiliates (as defined in the Employment Agreement) and (to the extent different), each of their partners, members, managers, officers, directors, each of their subsidiaries’, and subsidiaries’ officers, directors, members, managers, partners, employees, representatives, agents, benefit plans and parent companies (collectively, the “Released Parties”, and each a “Released Party”) from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Executive, which Executive ever had or may now have against any Released Party, arising at any time in any jurisdiction from the beginning of time to the date Executive signs this Agreement, including, without limitation, any claims, demands or liabilities in connection with Executive’s employment with any Released Party or the termination thereof, including wrongful termination, constructive discharge, breach of express or implied contract, tort, unpaid wages, benefits, attorney’s fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting discrimination or retaliation or less favorable treatment on any grounds including, inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, disability or whistleblowing, including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act, Fair Labor Standards Act, Family Leave and Medical Act, Employee Retirement Income Security Act of 1974 (except for any vested benefits under any qualified benefit plan), Immigration Reform and Control Act, Worker Adjustment and Retraining Notification Act, Fair Credit Reporting Act, Equal Pay Act, the Americans with Disabilities Act of 1990, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, the New York Whistleblower Law, and the New York City Human Rights Law. This Agreement does not waive rights or claims that may arise after the date Executive signs this Agreement. Executive fully understands that if any fact with respect to which this Agreement is executed is found hereafter to be other than or different from the facts in that connection believed by Executive to be true, Executive expressly accepts and assumes the risk of such possible difference in fact and agrees that the release set forth herein shall be and remain effective notwithstanding such difference in fact. Executive acknowledges and agrees that no consideration other than the Separation Consideration has been or will be paid or furnished by any Released Party. Notwithstanding any of the foregoing, nothing in this Agreement shall be construed to waive, release, or impair Executive from (i) collecting any amounts due to Executive under any 401(k) benefits plan, (ii) enforcing Executive’s rights under this Agreement; (iii) enforcing Executive’s rights to indemnification pursuant to Section 3(k) of the Employment Agreement or (iv) applying for statutory unemployment benefits, statutory disability benefits, or workers' compensation (the “Excluded Claims”).

EXECUTION VERSION

4.        Covenant Not to Sue. Executive represents and agrees that Executive has not filed any claim, charge, allegation, or complaint for monetary damages, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Released Party in any manner, including without limitation, any Released Party’s business or employment practices. Executive covenants and agrees never, individually or with any person or entity or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Released Party any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of the general release of claims contained in Section 3 of this Agreement (the “Release”) or is in connection with Executive’s employment or service with any Released Party or the termination thereof, excluding the Excluded Claims. If Executive takes any action to commence, aid in any way, prosecute or cause to permit to be commenced or prosecuted any action or proceeding against the Released Party that is the subject of the Release or is in connection with Executive’s employment or service with any Released Party or the termination thereof, excluding the Excluded Claims, or if Executive breaches this Agreement in any way, the Company’s obligation to provide the Separation Consideration shall immediately cease and the Note shall be treated in accordance with its terms. Executive also agrees to pay the attorneys’ fees and costs incurred by the applicable Released Party in defending against those claims.

5.        Exceptions. Notwithstanding the foregoing, nothing in this Agreement precludes Executive from challenging the validity of the Release under the requirements imposed by the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorneys’ fees and costs of any Released Party in connection with a challenge under the ADEA to the validity of the Release. However, Executive acknowledges that the Release applies to all claims that he has under the ADEA, and that unless the Release is held to be invalid, all such ADEA claims shall be extinguished. Neither the Release nor anything else in this Agreement limits Executive’s rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency), provide truthful information to an agency, or otherwise participate in an agency investigation or other administrative proceeding. However, Executive gives up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. Nothing in this Agreement prohibits Executive from reporting, without any prior authorization from or notification to the Company, possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulation, or receiving an award in connection therewith. For the sake of clarity and notwithstanding anything in this Separation Agreement to the contrary, no provision of this Separation Agreement shall be construed or enforced in a manner that would limit or restrict Executive from exercising any legally protected whistleblower rights (including, without limitation, pursuant to Rule 21F under the Securities Exchange Act of 1934).

EXECUTION VERSION

6.        Notification. Executive agrees that in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company and/or its affiliates, Executive will give prompt notice of such request to the Company at 24 West 40th Street, 8th Floor, New York, New York, and will make no disclosure until the Company and/or such affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

7.        Defend Trade Secret Act of 2016 Notice. Executive understands that under the Defend Trade Secret Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law (including the Defend Trade Secrets Act of 2016) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive also will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.       Company Acknowledgement. The Company acknowledges and reaffirms its requirement to instruct its directors and officers not to disparage Executive as previously stated in Section 6(c) of the Confidentiality Agreement.

9.       Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands this Agreement. Executive acknowledges that Executive has not relied on any statement, written or oral, which is not set forth in this Agreement. Executive is hereby advised to consult with an attorney of his choice prior to executing this Agreement. Executive acknowledges that he has been provided a period of at least twenty-one (21) days from the date he received this Agreement to consider whether to sign it, and that he may revoke his execution of this Agreement for a period of seven (7) days after the date he signs it as provided below. Changes to this Agreement, whether material or non-material, shall not restart the aforementioned twenty-one (21)-day period. Executive acknowledges that Executive is not waiving or releasing any rights or claims that may arise after the date of execution of this Agreement; that Executive is releasing claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act; and that Executive executes this Agreement in exchange for monies in addition to those to which Executive is already entitled. Executive enters into this Agreement knowingly, willingly and voluntarily in exchange for the Separation Consideration, and has had an adequate opportunity to make whatever investigation or inquiry Executive needed.

EXECUTION VERSION

10.     Revocation. Executive may revoke this Agreement if he does so within seven (7) days following his signing this Agreement. Notice of revocation must be provided in writing to the Company no later than the seventh day following the execution of this Agreement. This Agreement becomes effective on the day immediately following the expiration of the seven (7) day revocation period, if Executive does not revoke his approval of this Agreement. In the event that Executive does not accept this Agreement in the required time frames, or if the Executive revokes this Agreement as provided in this Section 9, this Agreement, including but not limited to the obligation of the Company to provide the Separation Benefits, shall be deemed automatically null and void.

11.     Complete Agreement; Inconsistencies. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. For the avoidance of doubt, this Agreement shall not supersede or modify the terms of the Confidentiality Agreement, which shall remain in full force and effect following the execution of this Agreement.

12.     No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language mutually chosen by the parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any party. Any use of the term “including” or “include” in this Agreement shall be interpreted to mean “including, without limitation,” or “include, without limitation,” as the case may be.

13.     No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by the Company or the other Released Parties of any violation of law or other wrongdoing of any kind whatsoever.

14.     Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties and Released Parties hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof.

15.     Governing Law; Venue. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Supreme Court of the State of New York, New York County, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect to any legal action or proceeding with respect to this Agreement.

EXECUTION VERSION

16.     Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION THEREOF SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

17.     Severability. In the event that any provision or term of this Agreement is held to be invalid, prohibited or unenforceable for any reason, such provision or term shall be deemed severed from this Agreement, without invalidating the remaining provisions, which shall remain in full force and effect.

18.     Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

19.     Successors and Assigns. The parties’ obligations hereunder will be binding upon their successors and assigns. The parties’ rights and the rights of the other Released Parties will inure to the benefit of, and be enforceable by, any of the parties’ and Released Parties’ respective successors and permitted assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. The Executive may not assign any of his rights or obligations under this Agreement without the prior written consent of the Company.

20.     Amendments and Waivers. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

21.     Headings. The headings of the sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

/s/ David Solomon	7/18/2018
David Solomon	Date

AKARI THERAPEUTICS PLC

/s/ Ray Prudo
Ray Prudo
Chairman of the Board of Directors

Address:

EXECUTION VERSION

Exhibit A

July 18, 2018	$93,202.24

PROMISSORY NOTE

FOR VALUE RECEIVED, and good and valuable consideration, the undersigned, David Horn Solomon, (“Borrower”), unconditionally promises to pay to the order of Akari Therapeutics, Plc. (“Payee”), at Payee’s address at 24 West 40th Street, 8th Floor, New York, New York, or at such other place as may be designated by Payee to Borrower, the principal sum of Ninety Three Thousand Two Hundred and Two Dollars and Twenty Four cents ($93,202.24) (the “Principal Amount”) with the Principal Amount and all accrued but unpaid interest thereon to be due and payable as specified in this Note until all principal balance, accrued interest and costs are fully paid, which shall be on or about November 8, 2019 (the “Maturity Date”), subject to the provisions herein.

Interest shall accrue on the outstanding Principal Amount from the date hereof, until fully paid, at the current applicable federal rate for short term loans (the “Interest Rate”). All computations of interest shall be made on the basis of a 360 day year for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable. Nothing contained in this Note, or in any other document relating hereto, shall be construed or so operate as to require Borrower to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Any interest or other charge paid by Borrower in excess of the highest rate permissible under applicable law shall be automatically credited against and in reduction of the principal balance, and any portion of said excess that exceeds the principal balance shall be paid by the Payee to Borrower.

This Note shall immediately become due and payable as to any amount on the Maturity Date, without notice or demand, and earlier upon the occurrence of any of the following: (i) filing by or against Borrower of any petition under applicable bankruptcy, insolvency or similar laws; (ii) application for, or appointment of, a receiver of Borrower’s property; (iii) as against Borrower, the issuance of a warrant of attachment or entry of a judgment; (iv) failure by Borrower to pay any tax when due; (v) offering by Borrower of a composition or extension to creditors; (vi) making by Borrower of an assignment for benefit of creditors; or (vii) default in payment or performance of this Note or of any of the obligations of this Note or breach of any other obligation of Borrower to Payee or to any entity, now existing or hereafter arising, that directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with Payee (“Affiliate”).

Borrower shall have the right to prepay all or a portion of the unpaid principal balance of this Note at any time without penalty.

Borrower hereby waives grace, demand and presentment for payment, notice of nonpayment, protest and notice of protest, diligence, filing suit, and all other notice requirements. In the event of a dispute regarding this Note or if enforcement proceedings are required in order to collect this Note, the prevailing party shall be entitled to recover all reasonable costs and expenses, including attorneys’ fees.

EXECUTION VERSION

Borrower expressly waives Borrower’s right to assert defenses, setoffs and counterclaims of any kind in any action or proceeding in any court arising on, out of, under, by virtue of, or in any way relating to this Note or the transactions contemplated hereby. This waiver by Borrower is a condition precedent and material inducement for Payee to make the loan contemplated hereby and to enter into the Note. Borrower confirms that the foregoing waiver is informed and voluntary.

This Note may not be assigned, in whole or in part, by Borrower without the prior written consent of the Payee (any purported assignment hereof in violation of this provision being null and void).

This Note will be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. Borrower agrees that any and all disputes arising under this Note are subject to litigation in the courts of the State of New York. With regard to any and all disputes arising under this Note, Borrower hereby irrevocably submits to (A) the jurisdiction of the courts of the State of New York and (B) service of process by mail. Borrower hereby waives all his rights to personal service of process. Borrower hereby waives grace, demand and presentment for payment, notice of nonpayment, protest and notice of protest, diligence, filing suit, and all other notice requirements. Borrower expressly promises to pay Payee all of its costs of collection of all amounts due hereunder, including reasonable attorneys’ fees.

This Note sets forth the entire understanding of the parties with regard to the subject matter hereof and supersedes all prior discussions, negotiations, representations, and agreements of the parties, whether oral or in writing, with respect to the entire subject matter hereof. No modification or waiver of any provision hereof will be binding upon any party unless in writing and signed by the parties hereto, and this Note may not be changed or terminated orally.

The invalidity or unenforceability of any particular provision of this Note shall not affect the other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, Borrower has executed this Note on the date first above written.

__/s/ David Horn Solomon______________________

David Horn Solomon

Date July 18, 2018